Exhibit 10.2
Contract Reference Number:2933-152-2016-0009

Equity Transfer Agreement With Respect to Panyu Gemstar Project

Execution Date: September 26, 2016

Equity Transfer Agreement

Party A:    CG Development Limited
Authorized Representative: David Chong Cheung Hyen

Address:	902-908, 9/F, One Harbourfront, 18 Tak Fung Street, Hung Hom, Kowloon, Hong Kong

Party B:	Guangzhou Junhao Investment Co., Ltd.
Legal Representative: Cen Zhaoxiong

Address:	Room S, 36/F, No. 410-412, Dongfeng Road, Yuexiu District, Guangzhou

Party C:    Universal Electronics Inc.
Authorized Representative: Bryan M. Hackworth
Address:     201E, Sandpoint Avenue, 8th Floor, Santa Ana, CA 92707, USA

Party D:    Gemstar Technology (China) Co., Ltd.
Legal Representative: Chen Dezhong

Address:	45 Section II Shiguang Road, Zhongcun Town, Panyu District, Guangzhou

Party E:     Times Property Holdings Limited
Legal Representative: Cen Zhaoxiong
Address:    Suites 4706-07, 47/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong

Whereas:

1.
Party D is a limited liability company established and validly existing in accordance with the laws of People’s Republic of China (wholly-owned by a Taiwan, Hong Kong or Macau company) with registration number 440126400000167 located at 45 Section II Shiguang Road, Zhongcun Town, Panyu District, Guangzhou. Its legal representative is Chen Dezhong, its total investment is US$13.35 million, and its registered capital is US$8 million which has been fully paid up. Party D is a wholly owned subsidiary of Party A, and Party A holds 100% of the equity of Party D.

2.
Party D acquired the land use right of multiple parcels of land through several transactions, which together constitute the piece of land located at 45 Section II Shiguang Road, Zhongcun Town, Panyu District, Guangzhou with a total area of 65,980.80 square meters (“Land”). Both the land grant premium and deed tax have been fully paid. Party D has obtained the Land Use Right Title Certificates for the Land (Numbers: Yue Fang Di Zheng Zi Di C6542932 and G03-000628, see Annex 1). The usage of the Land is Class II industrial land.

3.	As of June 30, 2016, based on the unaudited management accounts, the total assets value of Party D is RMB520,687,018, net fixed assets value is RMB115,365,006.

4.	Based on the unaudited management accounts, the net book value of the Land, Buildings and Leasehold Improvements thereon is RMB35,190,825 (see Annex 2).

5.
Current status of the Land: There are properties on the Land, which include dormitory #3 with an area of 6,482.10 square meters under Real Estate Title Certificate #C6542926, factory building (i.e., Phrase I factory building including canteen) with an area of 28,345.70 square meters under Real Estate Title Certificate #C6542932, dormitory #2 with an area of 2,861.60 square meters under Real Estate Title Certificate #C6542927, dormitory #1 with an area of 6,400.50 square meters under Real Estate Title Certificate #C6542928, and office building and Phrase II factory building with an area of 18,955.70 square meters under Real Estate Title Certificate #C6542929 (“Buildings”). The aggregate area of the Buildings covered by the Real Estate Title Certificates is 63,045.60 square meters (see Annex 3).

Based on the above and after full consultation with each other, the Parties have decided that Party A shall transfer to Party B 100% of the equity interest it holds in Party D. To facilitate the transaction, the Parties agree to enter into this Agreement.

1.	Definitions and Paraphrases

1.1	Definitions
Unless otherwise indicated in this Agreement, the following terms shall have the meanings as set forth below:

“Land” shall refer to the multiple parcels of land which together constitute the piece of land located at 45 Section II Shiguang Road, Zhongcun Town, Panyu District, Guangzhou with a total area of 65,980.80 square meters.

“Buildings” shall refer to the buildings built by Party D on the Land including dormitory #3 with an area of 6,482.10 square meters under Real Estate Title Certificate #C6542926, factory building (i.e., Phrase I factory building including canteen) with an area of 28,345.70 square meters under Real Estate Title Certificate #C6542932, dormitory #2 with an area of 2,861.60 square meters under Real Estate Title Certificate #C6542927, dormitory #1 with an area of 6,400.50 square meters under Real Estate Title Certificate #C6542928, and office building and Phrase II factory building with an area of 18,955.70 square meters under Real Estate Title Certificate #C6542929.

“Closing Date” shall refer to the date on which Party B has been recorded as the shareholder of Party D and all corporate documents of Party D and the Land have been delivered to Party B for Party B’s safe keeping.

“Third Party” shall refer to any entity or individual which is not Party A, Party B, Party C, Party D or Party E.

“Authority in Charge of Commerce” shall refer to the authority in charge of commerce which originally approved the establishment of Party D.

“Approval” shall refer to any license, permit, approval, waiver, consent, authorization, registration or filing issued by or recorded with any government agency.

"Applicable law" shall refer to any binding, effective and applicable treaties, laws, administrative regulations,

local laws, regulations, decisions, orders, judicial interpretations, judgments, decisions, arbitration awards or other normative documents to which a specified person or property is subject.

"Business Day" shall mean a calendar day except Saturday, Sunday and all Chinese statutory holidays.

“RMB” shall refer to Renminbi Yuan.

1.2In this Agreement, reference to a contract or an agreement includes its annexures and amendments; reference to provisions and annexures shall only refer to the provisions and annexures of this Agreement; and references to titles are only references to titles of this Agreement which shall not be used to construe this Agreement.

1.3In this Agreement, unless otherwise indicated in this Agreement, "above", "below", "within" and "outside" or similar words are included in this number, "greater than," "less than," "more than," " insufficient "or similar words exclude this number, unless they are expressly stated in this Agreement.

2.	Conditions Precedent

2.1	Within 24 months of the date on which this Agreement is executed, Party A shall be responsible for the completion of the following matters:

2.1.1By the end of the 24 months period, Party D shall stop all day-to-day business activities except those which have been agreed upon by Party A and Party B and those which are necessary for the valid exsistence of Party D;
2.1.2Except the Land, the Buildings thereon, the cash reserve in Party D’s bank account(s), any regularly incurring tax liabilities and payment thereof, and any other items which have been specifically disclosed to Party B in writing, all other assets and debts have been separated and peeled off. If the separation and peeling off incur any costs and expenses, such costs and expenses shall be borne by Party A;
2.1.3Release Party D from all guarantees it issued;

2.1.4There are no mortgages on the Land and the Buildings thereon;
All debts in the name of Party D have been cleared up (exclusive of the items which have been specifically disclosed to Party B in writing by Party A. In addition, with respect to the tax liabilities which are payable by Party D but not yet due, such tax liabilities shall be paid when due by the cash reserve in Party D’s bank account);

2.1.5	There are no judicial compulsory measures imposed on the Land and the Buildings thereon;

2.1.6	All lease agreements with respect to the Land and the Buildings thereon have been terminated;

2.1.7	The Land and the Buildings thereon remain “as is”;

2.1.8	All the water bills, electric bills and gas bills have been settled. Water and electricity supplies remain as-is.

If Party A completes all of the aforementioned matters ahead of time (within 24 months after the signing of this Agreement), Party A shall notify Party B in writing at least two (2) months in advance in order for Party B to complete its due diligence review accordingly.

2.2
Within thirty (30) days of Party A’s completion of the matters as set forth in Clause 2.1, Party B shall be responsible for appointing professional agencies, at Party B’s sole cost to conduct full due diligence review on Party D and promptly revert to Party A the result of the due diligence review. With respect to the written materials and data provided by Party A at the request of Party B according to the document list provided by Party B, Party A warrants that, to its actual knowledge, all such written materials and data are all relevant information possessed and known by Party A, are truthful, accurate, complete, and valid with no materially missing information, misleading statements, or intentional omissions.

2.3
Upon completion of due diligence review on Party D by the professional agencies appointed by Party B, the results are in substantial and material conformance (namely without prejudice to Party B’s rights and interests in the Land and the Buildings) to the following:

2.3.1
Party A shall warrant, to Party A’s actual knowledge, that all the statements, representations, and warranties set forth in Clause 5 concerning Party A itself and Party D are true, accurate and complete;

2.3.2	Party A has resolved as requested by Party B the incoherencies and incompletions found between the results of the due diligence review and the statements, representations, and warranties made by Party A and Party D in Clause 5 of this Agreement. If there are disputes as to the satisfactoriness of the resolution above, Party A and Party B shall have friendly negotiation or apply to arbitration pursuant to Clause 8.2 of this Agreement ;

2.3.3
Party A shall ensure that, to Party A’s actual knowledge, there is no defect in the legitimacy and transferability with respect to the equity of Party D held by Party A, which may lead to a failure of transferring the equity of Party D.

2.3.4	Party A shall ensure that there is no defect in the land use right of the Land owned by Party D which may lead to failure of the equity transfer purpose under this Agreement.

2.4
Party A and Party B agree and confirm once this Agreement is duly executed by the Parties, the equity transfer contemplated under this Agreement is a deal of must-buy-must-sell. Both Party A and Party B must perform this Agreement in due course.

3.	Purpose, Subject, Closing Date and Transfer Price

3.1
Party B agrees to buy and Party A agrees to sell 100% of the equity of Party D in accordance with the terms of this Agreement upon the results of due diligence review indicating that all conditions precedent set forth in Clause 2.1 have been met and that the results of due diligence review conform to Clause 2.3 as well.

3.2	Purpose of transaction: Facilitate Party B to obtain the corresponding Land and the Buildings thereon through acquiring from Party A 100% equity that Party A holds in Party D.

3.3	Subject of transaction: 100% of the equity of Party D held by Party A.

3.4
Closing Date and debts: The Closing Date is a point of time where Party A and Party B divide their rights and obligations in Party D respectively. Prior to the Closing Date, unless otherwise indicated in this Agreement, Party D’s rights and interests derived from the Land shall be enjoyed and debts incurred by Party D shall be borne by Party A. After the Closing Date, all rights, interests and assets of Party D shall belong to Party B and all debts incurred by Party D shall be borne by Party B.

3.5	Transfer Price: The transfer price for 100% of the equity of Party D is RMB320 million.

3.6
Payment schedule for the transfer price of RMB320 million is set forth in Clause 4. Party A undertakes that it shall provide Party B a receipt of payment upon receipt of RMB320 million paid by Party B in accordance with Clause 4.6.

4.	Transaction Arrangement and Transfer Price Payment Schedule

4.1
Within ten (10) Business Days after the signing of this Agreement, Party A and Party B shall open an interest-bearing escrow account (“Escrow Account”) in the name of Party B with the bank designated by Party B (“Bank”), and shall each appoint one signatory of the Escrow Account. Party B shall deposit into the Escrow Account RMB32 million (RMB32,000,000) (equivalent to 10% of the transfer price) (“Deposit”). The Deposit shall be monitored by the Bank and be converted automatically into a part of the transfer price according to Clause 4.6 of this Agreement. All interests earned from the Escrow Account will belong to Party A.

4.2
As described in Clause 2.2 of this Agreement, on the date on which the due diligence review is completed, the results of which indicate that all the conditions precedent set forth in Clause 2.1 have been fulfilled and the due diligence review results conform to Clause 2.3, Party A shall, with a list of Party D’s materials delivered, deliver the following materials to a person jointly appointed by both Parties (a safe will be opened with the Bank with Party A keeping the pin code and Party B keeping the key).

4.2.1	Official seal, financial seal, contract seal and other seals, legal representative seal, seal impression of bank account opening, loan cards, unused checks and seal engraving permits of Party D, etc.;

4.2.2
Business license of Party D (on the date of the completion of the transfer of the equity of Party D and the obtaining of the new business license, both parties agree to place the new business license in the bank’s safe for co-management), tax license, and other licenses issued by the government to Party D;

4.2.3	State-owned land use right certificates of the Land, and all other materials and legal documents produced in the process of governmental approval procedures.

4.2.4	Contractual documents that are performed by Party D after the transfer of the equity.

4.2.5	Any other items that belong to Party D such as documents, certificates, financial books and tax invoices, etc.

4.3
Within three (3) Business Days of the date on which the due diligence review as specified in Clause 2.2 is completed, the results of the due diligence review indicate that the conditions precedent as stipulated in Clause 2.1 are satisfied and conform to the results as stated in Clause 2.3, Party B shall deposit RMB128 million (RMB128,000,000) into the Escrow Account (equivalent to 40% of the transfer price). In the meantime, both Parties shall prepare and execute all the documents and forms which are necessary for the completion of equity transfer formalities required by the Authority in Charge of Commerce (including, inter alia, a standard Equity Transfer Contract provided by the Authority in Charge of Commerce signed by the Parties for the purpose of obtaining approval from the Authority in Charge of Commerce)

(“Standard Equity Transfer Contract”), and documents and forms which are necessary for the completion of registration of equity transfer with company registration authority (including, inter alia, documents transferring 100% equity of Party D from Party A to Party B, appointing letters for legal representative, directors and supervisor appointed by Party B, and etc.). The above documents and forms shall be kept by Party B and Party B shall be responsible for the completion of formalities with Authority in Charge of Commerce and with company registration authority. Party B shall complete the approval process with Authority in Charge of Commerce and company registration process with company registration authority within 3 months from the completion its due diligence review. If Party B needs Party A to sign and submit additional documents, Party A shall sign and submit such documents within three (3) days of the receipt of Party B’s written request. If there is any seizure or pledge, or other restriction on the equity of Party D, leading to not being able to complete the equity transfer registration, Party A shall resolve the problem within five (5) days of the receipt of Party B’s written request or such reasonable amount of time needed (exclusive of the event that the delay is caused by government authority).

4.4
On the date on which Party B has completed the company registration formalities and obtained a Notice on Change of Company Registration (if impossible on the same day, then the next day), Party B shall deposit RMB160 million (RMB160,000,000) into the Escrow Account (equivalent to 50% of the transfer price).

4.5	On the date on which Party B has performed its obligations as stipulated in Clause 4.4,
Party A shall:

4.5.1	Release the co-management of the materials as stated in Clause 4.2 and deliver the materials to Party B;

4.5.2	Deliver the Land and the Buildings thereon to Party B as follows:
Conditions for delivery of the Land and the Buildings thereon: The Buildings (including factory buildings, dormitories and office buildings) shall be delivered “as is”. Except for the attachments which are identified by both Parties to be kept on the spot, all the other attachments shall be removed, and there should be no mortgages imposed on the Land, no judicial compulsory measures, no unsettled land issues or other disputes. A fence shall be built along the red line of the Land. The Buildings on the Land shall remain unchanged.
Upon completion of the above by Party A, Party B shall issue to Party A a formal written certificate acknowledging and confirming the completion of handing over of the Land and the Buildings from Party A to Party B and the Closing Date.

Party A and Party B shall:

4.5.3
Verify and confirm, as of the Closing Date, the amount of cash reserve in all Party D’s bank accounts (including the statutory surplus accumulation fund and reserve fund which are legally required to maintain Party D’s legal status, fund for any regularly incurring Tax Liabilities and payment thereof), the amount which shall be paid to Party A in accordance with this Agreement (e.g., the interest accrued in the Escrow Account which should be accrued to the date of remittance of the equity transfer price as stipulated in Clause 4.6) (“Party A Receivable”), and the amount of Party D’s regularly incurring Tax Liabilities incurred or accrued prior to the Closing Date which shall be borne and paid by Party A in accordance with this Agreement and other amount which shall be paid by Party A in accordance with this Agreement (“Party A Payable”). The income tax generated from the payment of Party A Receivable shall be borne and paid by Party A and Party B shall be responsible for the withholding of such income tax.

“Tax Liabilities” shall mean all forms of taxes, fees, and related charges.

4.6
Within ten (10) Business Days of the issuance of the new business license of Party D, Party B and Party D shall immediately apply respectively to the foreign exchange administration authorities in their locality (“Local SAFEs”) to obtain the required approvals for the remittance of the equity transfer price abroad. Upon completion of the approvals from the Local SAFEs, Party A and Party B shall instruct the Bank to immediately pay the transfer price of RMB320 million (RMB320,000,000) (including the Deposit, equivalent to 100% of the transfer price) in the Escrow Account to a bank account designated by Party A after adding Party A Receivable and less Party A Payable, and deducting enterprise income tax withheld and paid by Party B on behalf of Party A and obtaining tax payment certificate. Party A and Party B shall closely communicate and cooperate with the Bank in coordinating and handling the examination and approval formalities for the legitimate remittance of the transfer price to overseas to ensure that all the installments of the transfer price be remitted in full to an overseas bank account designated by Party A in accordance with the schedule stipulated under this Agreement.

4.7
Upon the execution of this Agreement, Party A and Party B agree that Party B shall be responsible for, at Party B’s sole cost, applying to governmental authorities for the transformation of the Land in accordance with relevant laws and regulations, and Party B shall bear all the costs incurred in the application for the transformation. Party A shall cooperate with Party B and provide Party B with reasonable assistance, including but not limited to, the provision of all the necessary documents in the transformation application, affixing of chops, and signing of documents by the legal representative, etc.

5.	Representations and Warranties

5.1	For the purposes of this Agreement, Party A represents and warrants to Party B that to Party A’s actual knowledge and except otherwise disclosed by Party A in writing:

5.1.1
All the documents, materials and information in connection with this Agreement provided by Party A to Party B are true, and there are no false records, misleading statements or significant omissions, and they are materially accurate, complete, and effective.

5.1.2
Party A has, to its actual knowledge, truly and completely disclosed to Party B any information which may have substantially adverse effect on Party D and its relevant assets and business before the execution of this Agreement; Party A warrants that after the execution of this Agreement it will not take any action which may have substantially adverse effect on Party D and its relevant assets and business. If any situation or information which may have substantially adverse effect on Party D and its relevant assets and business due to a reason prior to the Closing Date is found after the execution of this Agreement and before this transaction is complete, Party A shall remove the adverse effect promptly . If Party B suffers any actual damages so caused, Party A shall be responsible for the actual damages.

“Substantially adverse effect” means (i) the substantially adverse effect on the validity, effectiveness, and enforceability of this Agreement. or (ii) the substantially adverse effect on Party D’s operation, assets, business or financial condition.

5.1.3	All the contents in the “whereas” clauses and Party A’s representations and warranties are true, otherwise, Party A shall be fully responsible for all the losses so caused to Party B.

5.1.4
Besides those disclosed by Party A under this Agreement, there are no pledges or any third party right on the equity of Party D held by Party A, nor there are any seal-ups, freezing, or preservation of the equity of Party D by any third party; Party D has not signed any guarantee agreements, contracts or commitments. All the interest, assets of Party D and the Land are free from any mortgages, pledges, guarantees or any other security interest and there are no such restrictions which have not been disclosed to Party B. There are not any matters which may cause any third party to claim on Party D’s interest and assets.

5.1.5
Litigation and/or Arbitration: There are not any lawsuits, judgments or other proceedings against Party D before any courts, arbitral tribunals or administrative organizations which may affect the effectiveness and enforceability of this Agreement and which have not been disclosed to Party B; Party A and Party D warrant that to their knowledge there are not any disputes or illegal acts which may cause or lead to the above lawsuits, arbitrations or administrative proceedings.

5.1.6
Besides those debts disclosed under this Agreement, all the relevant costs and taxes payable in relation to the Land prior to the Closing Date including land grant premium, deed tax, land use tax, land requisition and demolition compensation, etc, have been paid or will have been paid by fund from Party A Receivable, and their ownership and scope are clear, and there are not any ownership disputes. If there are any debt or due but unpaid tax liabilities which arise from matters of Party D prior to the Closing Date, Party A shall be responsible for the payment of such debt or due but unpaid tax liabilities.

5.1.7
Except for those matters expressly agreed otherwise by Party A and Party B, Party A shall compensate Party B in full for any losses or liabilities incurred by Party D due to reasons which happened before the Closing Date including but not limited to taxes, all employees’ severance payments, environmental violations, and accounting, etc.

5.1.8
Party A has timely, fully, and legally completed its capital contribution to Party D in accordance with Party D’s Articles of Association, and there have not been any withdrawal of capital or misappropriation of assets of Party D since the date of completion of capital contribution.

5.1.9
Besides those disclosed under this Agreement, until the date of execution of this Agreement Party A has not entered into any contracts, agreements, commitments or arrangements with any third party which may have conflict with this Agreement or may cause this Agreement partially or wholly unenforceable; From the date of execution of this Agreement, Party A shall not enter into any contracts, agreements, commitments or arrangements with any third party which may have conflict with this Agreement or may cause this Agreement partially or wholly unenforceable.

5.1.10
Party A has full civil right capacity and disposing capacity to sign this Agreement, and is entitled to all the rights, powers and authorizations to enjoy any rights under this Agreement and perform any obligations under this Agreement. Party A’s performance of this Agreement is not in violation of any applicable laws, regulations, rules or orders, nor is it in violation of Party A’s current effective Articles of Association, or any contracts, agreements or other documents in which Party D is an object or a party and which are binding on Party D’s assets, and all the necessary third party’s written consents have been obtained.

5.1.11
Party A shall actively sign and prepare all the necessary documents in relation to this transaction, and at the same time assist Party B in completing the change of registration formalities in this transaction.

5.1.12
On the date of execution of this Agreement, Party A shall provide to Party B an un-audited financial statement as of June 30, 2016 affixed with the chop of Party A, a balanced sheet and tax payment certificate as of December 30, 2015, and an audited report, land value added tax settlement certificate (if any), and enterprise income tax final settlement statement of 2015.

5.2	For the purposes of this Agreement, Party B represents and warrants to Party A:

5.2.1
Party B has sufficient and disposable fund at any time to conduct the transaction under this Agreement. As long as all the matters under Clause 2.1 of this Agreement have been complied with, Party B shall pay the transfer price in full according to the schedule under this Agreement, and make sure that the transfer price be legally remitted to overseas.

5.2.2
Party B has full civil right capacity and disposing capacity to sign this Agreement, and is entitled to all the rights, powers and authorizations to enjoy any rights under this Agreement and perform any obligations under this Agreement. Party B’s performance of this Agreement is not in violation of any applicable laws, regulations, rules or orders, nor is it in violation of Party B’s current effective Articles of Association.

5.2.3
Party B shall actively sign and prepare all the necessary documents in relation to this transaction, and at the same time shall be responsible for completing the change of registration formalities in this transaction before the relevant registration authority.

5.3
Party A’s representations and warranties and Party B’s representations and warranties under this Clause shall become effective from the date of this Agreement until the end of two years from the Closing Date.

6.	Breach of Contract

6.1
Except as otherwise agreed, if a Party fails to perform its duties and obligations under this Agreement or any of its representations and warranties is untrue or misleading, then such Party shall compensate the other Party in full for any actual losses suffered thereby.

6.2
Unless it is attributable to the delay caused by government supervision authority which is unforeseen or uncontrollable by Party A, if Party A fails to materially perform its obligations set forth in Clause 2.1, Party A shall pay to Party B a liquidated damage of 0.05% of the amount in the Escrow Account for each day in delay. In the meantime, Party A shall promptly perform its obligations as agreed and this Agreement shall be performed by the Parties.

6.3
After the due diligence review is completed as specified under Clause 2.2 of this Agreement, if the results show that any of the conditions precedent set forth in Clause 2.1 has not been materially satisfied, then Party B shall have the right to request Party A to ratify the situation within a specific period of time and ensure that all the conditions precedent are satisfactory.

6.4
Since the equity transfer under this Agreement is a deal of must-buy-must-sell, upon execution of this Agreement, Party A and Party B shall not for any reason unilaterally terminate this Agreement unless such Party’s obligation to perform the Agreement has been duly excused (due to reason such as the other Party has indicated that it will not perform the Agreement according to its terms). If any Party shall unilaterally terminate this Agreement without just cause, the Party in breach shall pay to the other Party a liquidated damage of RMB30 million. If the liquidated damage is not sufficient to compensate all the losses suffered by the other Party, the Party in breach shall be liable for such losses. Notwithstanding the above, the other Party shall have the right to initiate an arbitration in accordance with Clause 8.2 to demand for a specific performance of this Agreement.

6.5
If Party B fails to make the transfer price payment to Party A as stipulated in this Agreement, Party B shall pay to Party A a liquidated damage of 0.05% of the amount which is due and payable but not paid by Party B for each day in delay.

6.6
If Party A fails to perform duties specified in Clause 4 of this Agreement on time, Party A shall pay to Party B a liquidated damage of 0.05% of the amount in the Escrow Account for each day in delay. Besides paying late payment penalty in accordance with Clause 6.5, if Party B fails to perform any other duties as set forth in Clause 4 of this Agreement on time, Party B shall pay to Party A a liquidated damage of 0.05% of the amount in the Escrow Account for each day in delay.

6.7
If Party A’s representations and warranties under Clause 5 of this Agreement are untrue, inaccurate, incomplete or Party A does not perform its obligations under this Agreement, which cause losses and debts to Party D or Party B, Party B shall submit a claim for compensation in writing and list out the items, basis and amount for the compensation (“Written Claim for Compensation”). Within 15 days of the date of receipt of the Written Claim for Compensation, Party A shall investigate and verify the matters as described in the Written Claim for Compensation. If the investigation and verification confirm that the matters as described in the Written Claim for Compensation are true, Party A shall compensate Party B in full. Party B shall have the right to deduct the amount which equals to the compensation from the unpaid transfer price. If other debts may not be paid in full due to the deduction, Party A shall be responsible for clearing up the unpaid debts. If there are disputes as to the above compensation, Party A and Party B shall have friendly negotiations or apply to arbitration pursuant to Clause 8.2 of this Agreement.

6.8
After the execution of this Agreement, Party A shall not negotiate with any third party regarding the transfer of Party D’s equity or the Land, or sign, with any third party, any contracts, agreements, commitments or arrangement which are in conflict with this Agreement or make this Agreement partially or wholly unenforceable. Otherwise, Party B shall have the right to terminate this Agreement, and Party A shall pay Party B RMB30 million as liquidated damages, release the Escrow Account, and return the fund in the Escrow Account to Party B in full, and shall be responsible for any actual damages incurred by Party B thereof.

6.9
If either Party A or Party B unilaterally terminates this Agreement in breach of this Agreement or terminates this Agreement in accordance with Clause 6 of this Agreement, in addition to being responsible for any breach under Clause 6 as a breaching Party, Party A shall also release the Escrow Account and the fund in the Escrow Account shall be returned to Party B after deducting the amount for breach under this Clause. Otherwise, Party A shall pay Party B a liquidated damage of 0.05% of the amount in the Escrow Account for each day in delay.

7.	Guarantee

7.1
With respect to the transaction contemplated under this Agreement, Party C voluntarily agrees to be Party A’s guarantor. Party C agrees unconditionally and irrevocably, to be jointly and severally, without limitation, liable for all the agreements made by Party A to Party B with respect to the performance of this Agreement.

7.2
With respect to the transaction contemplated under this Agreement, Party E voluntarily agrees to be Party B’s guarantor. Party E agrees unconditionally and irrevocably, to be jointly and severally, without limitation, liable for all the agreements made by Party B to Party A with respect to the performance of this Agreement.

8.	Applicable Law and Settlement of Disputes

8.1	The conclusion, implementation, validity and interpretation of and disputes arising out of this Agreement shall be governed by the laws of People’s Republic of China.

8.2
The Parties agree that all the disputes and claims arising out of or relating to this Agreement shall first be resolved by friendly consultations. If no agreement can be reached, either Party may submit the dispute for arbitration before South China International Economic and Trade Arbitration Commission (also called Shenzhen Court of International Arbitration) in accordance with its procedural rules. The arbitral award shall be final and binding on the Parties.

9.	Miscellaneous

9.1
Taxes and fees in relation to the transaction contemplated under this Agreement shall be borne by the party in accordance with the relevant laws and regulations or agreements among the Parties. If there is no such laws, regulations or agreements, the taxes and fees shall be borne by Party A and Party B in equal share.

9.2
After the execution of this Agreement, Party B shall be entitled to designate a Third Party to assume all its rights and obligations under this Agreement based on the performance of this Agreement. However, Party B shall unconditionally assume a joint and several liability together with the Third Party for the performance of this Agreement.

9.3
All the information in relation to this Agreement and the transaction contemplated under this Agreement are confidential information, and all the parties involved are obliged to keep such information confidential. No Party shall, by action or omission, disclose such confidential information to any third party other than its employees involved or anyone who is authorized to have access to the confidential information, except that the disclosure is required to make by law or by any governmental or other regulatory authority. The Parties to this Agreement shall also supervise the personnel employed by the professional agencies and cause such personnel to undertake confidentiality obligations.

9.4
In the event that this Agreement cannot be performed in part or in whole due to force majeure, government action and other unforeseeable and insurmountable reasons, the Party which encounters any one of the above events shall immediately notify other Parties in writing. The Parties shall consult with each other based on the actual impacts to determine whether to terminate this Agreement, or partially or entirely exempt the affected Party from its responsibility, or postpone the performance of this Agreement.

9.5
The notices among the Parties shall be in writing. The notices and documents shall be sent by registered mail or courier to the addresses and contact persons as set forth in this Agreement. If there is any change in one Party’s address, such Party shall promptly notify the other Parties in writing. Otherwise, a notice or a document sent to the following address shall be deemed to have been delivered to each Party below:

Party A’s mailing address: 902-908, 9/F, One Harbourfront, 18 Tak Fung Street, Hung Hom, Kowloon, Hong Kong; Party A’s contact person: David Chong Cheung Hyen

Party B’s mailing address: Room S, 36/F, No. 410-412, Dongfeng Road, Yuexiu District, Guangzhou; Party B’s contact person: Cen Zhaoxiong

Party C’s mailing address: 201E, Sandpoint Avenue, 8th Floor, Santa Ana, CA 92707, USA Party C’s contact person: Bryan M. Hackworth

Party D’s mailing address: Address:    45 Section II Shiguang Road, Zhongcun Town, Panyu District, Guangzhou; Party D’s contact person: Chen Dezhong

Party E’s mailing address: Suites 4706-07, 47/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong; Party E’s contact person: Cen Zhaoxiong.

9.6
If there is any discrepancy between the provisions in the Standard Equity Transfer Contract executed by Party A and Party B for the purposes of obtaining approval from the Authority in Charge of Commerce and the provisions in this Agreement, the provisions in this Agreement shall prevail.

9.7	The invalidity of any of the provisions of this Agreement shall not affect the validity of the remaining provisions.

9.8
A failure of any Party hereto to exercise any right provided under this Agreement due to any reason shall not constitute a waiver by such Party of its right to exercise any such or other right under this Agreement.

9.9	This Agreement may be modified or supplemented in writing and signed by the Parties. Such written documents shall constitute an integral part of this Agreement and have the same legal effect.

9.10
This Agreement is written in ten (10) originals and each is equally authentic. Party A, Party B, Party C, Party D and Party E shall each hold two originals. This Agreement shall be effective upon execution by the authorized representatives of the Parties and affixing of their company seals respectively.

9.11	This Agreement is written in both Chinese and English. If there is any discrepancy between the two versions, the Chinese version shall prevail.

Party A: CG Development Limited (Chop)

Legal Representative (Signature): /s/ David Chong Cheung Hyen

Date: September 26, 2016

Party B: Guangzhou Junhao Investment Co., Ltd (Chop)

Legal Representative (Signature): /s/ Cen Zhaoxiong

Date: September 26, 2016

Party C: Universal Electronics Inc. (Chop)

Legal Representative (Signature): /s/ Bryan M. Hackworth

Date: September 26, 2016

Party D: Gemstar Technology (China) Co., Ltd. (Chop)

Legal Representative (Signature): /s/ Chen Dezhong

Date: September 26, 2016

Party E: Times Property Holdings Limited (Chop)

Legal Representative (Signature): /s/ Cen Zhaoxiong

Date: September 26, 2016